Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-46559, 33-46561, 33-46563, 33-46573, 33-68806, 33-68808, 33-62631, 33-62633,
333-40974, and 333-49894 of Elcotel, Inc. on Forms S-8, of our report dated July 3, 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs dealing with uncertainties relating to i) the Company's filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, and ii) the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Elcotel, Inc. for the year ended March 31, 2001.

Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida
July 10, 2001